Exhibit 23.1

                          Independent Auditors' Consent


The Board of Directors and Stockholders
REpipeline.com, Inc.
Dallas, Texas


We consent to the use and inclusion in this Form SB-2/A Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated March 22, 2002 on our audit of the financial statements of Repipeline.com, Inc. at December 31, 2001 and 2000 and for the years then ended and for the period August 19, 1999 (inception) through December 31, 2001.

We also consent to the reference of our Firm under the caption "Experts" in the Registration Statement and Prospectus.

/s/ Turner, Stone & Company, L.L.P.
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Turner, Stone & Company, L.L.P.
Certified Public Accountants
Dallas, Texas
May 13, 2002